Shareholder Meeting Results (unaudited)

The Annual Meeting of Shareholders of the Hawaiian Tax-Free Trust (the "Trust") was held on October 29, 1999. The holders of shares representing 65% of the total net asset value of the shares entitled to vote were present in person or by proxy. At the meeting, the following matters were voted upon and approved by the shareholders (the resulting votes for each matter are presented below).

1. To elect Trustees.

Number of  Votes:

	         	Trustee	                 For        	Withheld

		Lacy B. Herrmann       		411,669,783.53   	3,749,641.33
		Vernon R. Alden	        	411,574,968.53   	3,844,456.33
		Arthur K. Carlson	      	411,692,159.78	3,727,265.08
		William M. Cole	        	411,918,284.78   	3,153,087.58
		Thomas W. Courtney      	412,104,033.53   	2,967,338,83
		Richard W. Gushman, II  	411,758,096.03   	3,313,276.33
		Stanley W. Hong	        	411,125,024.78   	3,946,347.58
		Theodore T. Mason	      	411,967,728.53   	3,103,643.83
		Russell K. Okata	       	409,372,694.73   	5,698,677.63
		Douglas Philpotts	      	411,559,117.28   	3,512,255.08
		Oswald K. Stender	      	408,846,494.66   	6,224,877.70

2. To ratify the selection of KPMG LLP as the Trust's independent auditors.

Number of  Votes:

      	For		             		Against           	Abstain

		407,541,534.92	      	2,791,639.74     		4,738,197.70